Exhibit 99.1

First National Corporation Reports Fourth Quarter 2020 Financial Results

STRASBURG, Va., January 29, 2021 --- First National Corporation (the “Company” or “First National”) (NASDAQ: FXNC), the bank holding company of First Bank (the “Bank”), reported unaudited consolidated net income of $3.2 million, or $0.65 per diluted share, for the fourth quarter of 2020, which resulted in a return on average assets of 1.31% and a return on average equity of 15.03%. This compares to net income of $2.7 million, or $0.55 per diluted share, and a return on average assets of 1.36% and a return on average equity of 14.10% for the fourth quarter of 2019. Recovery of loan losses of $200 thousand and provision for loan losses of $250 thousand were included in net income for the three-month periods ending December 31, 2020 and 2019, respectively.

For the year ending December 31, 2020, net income totaled $8.9 million, or $1.82 per diluted share, which resulted in a return on average assets of 0.98% and a return on average equity of 10.92%. This compares to net income of $9.6 million, or $1.92 per diluted share, and a return on average assets of 1.23% and a return on average equity of 13.19% for the same period of 2019. Provision for loan losses of $3.0 million and $450 thousand was included in net income for the years ending December 31, 2020 and 2019, respectively.

Highlights for the fourth quarter of 2020:

•	Return on average assets of 1.31%
•	Return on average equity of 15.03%
•	Efficiency ratio of 61.00%
•	Net interest income increased $382 thousand, or 5%
•	Wealth management revenue increased $102 thousand, or 21%
•	Tangible book value increased 13% to $17.47 per share, compared to $15.50 one year ago
•	Nonperforming assets decreased $260 thousand during the quarter to $6.7 million

“Fourth quarter performance provided a strong finish to an otherwise challenging but rewarding year,” said Scott Harvard, president and chief executive officer of First National.  Harvard continued, “Financial results for the quarter were exceptional, while performance for the year was surprisingly good considering the business challenges created by the pandemic. Although non-performing assets increased during the year and certain loans were modified to help business customers navigate a difficult operating environment, we are pleased with the Bank’s overall asset quality. Another bright spot in the company has been consistent growth of our wealth management business as wealth management revenue increased by 21% over the same quarter of the prior year. The entire First Bank team demonstrated why bankers are essential workers as they navigated family, health, and work to deliver the personal financial services needed by our small businesses, neighbors and friends.”

COVID-19 PANDEMIC UPDATE

Operations

During the fourth quarter, the Bank continued to follow its Pandemic Plan that strives to protect the health of its employees and customers, while continuing to deliver essential banking services. In response to an increasing number of COVID-19 cases in our communities during the fourth quarter, the Bank re-entered phase one of its plan on December 9, 2020 after operating under phase two of its plan since July 1, 2020. Phase one of the plan limits access to banking offices while delivering a majority of its banking services through branch drive throughs, ATMs, and mobile and internet banking platforms.

Paycheck Protection Program

The Bank participated as a lender in the U.S. Small Business Administration’s (“SBA”) Paycheck Protection Program (“PPP”) to support local small businesses and non-profit organizations. During the second and third quarters of 2020, the Bank originated $76.6 million of PPP loans, received $2.5 million of loan fees, and incurred $535 thousand of loan origination costs. The original PPP provided forgivable loans over a five month period before it stopped accepting applications in August of 2020. The loan fees are being accreted into earnings evenly over the life of the loans, net of the loan costs, through interest and fees on loans. At December 31, 2020, PPP loan balances totaled $64.7 million with 98% of the loan balances maturing in the second quarter of 2022 and 2% of loan balances maturing in the third quarter of 2025.  As of December 31, 2020, customers with PPP loan balances totaling $2.0 million had requested debt forgiveness but have not yet received notifications of forgiveness decisions from the SBA.

Congress recently revived the PPP (“new PPP”) as part of the COVID-19 relief bill that was signed into law on December 27, 2020. The Bank began participating as a lender in the new PPP in January of 2021.  As of January 25, 2021, the Bank originated $2.1 million of new PPP loans. Loan fees received on new PPP loans will also be accreted into earnings evenly over the life of the loans, net of the loan costs, through interest and fees on loans. These new PPP loans will mature in the first quarter of 2026.

Asset Quality Impact

The pandemic has negatively impacted the financial condition of certain loan customers. The Bank expects certain sectors of its commercial real estate loan portfolio, including retail shopping, lodging and leisure, may experience elevated financial pressure in future periods. Those sectors comprised 5%, 5% and 2% of the loan portfolio, respectively, excluding PPP loans, at December 31, 2020. The Bank also expects that loans in those same sectors of its commercial and industrial loan portfolio may experience financial pressure in future periods. The magnitude of the potential decline in the Bank’s loan quality in future periods will likely depend on the duration of the pandemic and the extent that the Bank’s customers experience business interruptions.

Loan Modifications

In response to the unknown impact of the pandemic on the economy and its customers, the Bank created and implemented a loan payment deferral program for individual and business customers beginning in the first quarter of 2020, which provided them the opportunity to defer monthly payments for 90 days. At June 30, 2020, loans participating in the program totaled $182.6 million. The majority of these loans resumed regular payments during the second half of the year after their deferral periods ended. Loans that remained in the program totaled $1.2 million at December 31, 2020.

During the fourth quarter of 2020, the Bank modified terms of certain loans for customers that continued to be negatively impacted by the pandemic. The loan modifications lowered borrower’s loan payments by allowing interest only payments for periods ranging between 6 and 24 months. All loans modified were in the Bank’s commercial real estate loan portfolio and totaled $14.3 million at December 31, 2020.  The loans were comprised of $12.8 million in the lodging sector and $1.5 million in the leisure sector.

Capital

The Company issued $5.0 million of subordinated debt in June 2020 as a result of its enterprise risk management and capital planning. The purpose of the issuance was primarily to further strengthen holding company liquidity and to remain a source of strength for the Bank in the event of a severe economic downturn. The Company may also use the proceeds of the issuance for general corporate purposes, including the potential repayment of the Company’s subordinated debt issued in 2015, which became callable on a quarterly basis beginning January 1, 2021. The Company issued the debt at a 5.50% fixed-to-floating rate subordinated note due 2030 to an institutional investor and was structured to qualify as Tier 2 capital under bank regulatory guidelines.

The Company’s stock repurchase plan remained suspended during the fourth quarter of 2020 and ended on December 31, 2020. The Company has not authorized another stock repurchase plan due to the potential impact of the pandemic on the economy and the Bank’s customers. The Company continued to pay cash dividends on common stock of $0.11 per share in the fourth quarter of 2020, which were unchanged from cash dividends paid during the first, second and third quarters of 2020.

BALANCE SHEET

Total assets of First National increased $150.9 million, or 19%, to $950.9 million at December 31, 2020, compared to $800.0 million at December 31, 2019. Total securities increased $15.9 million, while loans, net of the allowance for loan losses, increased $53.0 million, or 9%. The growth in the loan portfolio included PPP loans that totaled $64.7 million at the end of the year.

Total liabilities increased $143.2 million, or 20%, to $866.0 million at December 31, 2020, compared to $722.8 million one year ago. The increase in total liabilities was primarily attributable to significant growth in deposits. Total deposits increased $136.0 million, or 19%, to $842.5 million. Noninterest-bearing demand deposits increased $73.6 million, or 39%, savings and interest-bearing demand deposits increased $79.8 million, or 20%, while time deposits decreased $17.4 million, or 15%. The origination of PPP loans contributed to the deposit growth as many customers deposited proceeds of the loans in their deposit accounts at the Bank. Although proceeds from PPP loan originations during the second and third quarters of 2020 contributed to the increase in deposits, the Bank also experienced a significant amount of deposit growth not related to proceeds from PPP loan originations.

Shareholders’ equity increased $7.7 million, or 10%, to $84.9 million at December 31, 2020, compared to one year ago, from a $6.7 million increase in retained earnings and a $2.7 million increase in accumulated other comprehensive income. These increases were partially offset by $1.7 million decrease in common stock and surplus, which resulted from stock repurchases in the first quarter of 2020. The Bank was considered well-capitalized at December 31, 2020.

PERFORMANCE ANALYSIS OF THE THREE-MONTH PERIOD

Net interest income increased $382 thousand, or 5%, to $7.5 million for the fourth quarter of 2020, compared to the same period of 2019. The increase resulted from a $593 thousand, or 48%, decrease in total interest expense, which was partially offset by a $211 thousand decrease in total interest and dividend income. The net interest margin decreased 49 basis points to 3.30%. The decrease in the net interest margin was offset by growth in average earning assets of $158.8 million, or 21%, and resulted in an increase in net interest income.

The decrease in interest expense was primarily a result of the $632 thousand, or 61%, decrease in interest expense on deposits, which was attributable to reduced interest rates paid on deposits. The impact of a $79.1 million, or 15% increase in average interest-bearing deposits was offset by a 53-basis point decrease in the cost of interest-bearing deposits. A 49-basis point reduction of the cost of interest-bearing checking accounts and a 108-basis point reduction of the cost of money market accounts made the largest contributions to the decrease in interest expense.

The decrease in total interest and dividend income resulted from an 87-basis point decrease in the yield on earning assets, which was partially offset by a $158.8 million, or 21%, increase in average earning assets. The decrease in the yield on earning assets resulted from a 35-basis point decrease in the yield on securities, a 54-basis point decrease in the yield on loans, and a 153-basis point decrease in the yield on interest-bearing deposits in banks. The loan yield was negatively impacted by PPP loans earning a 1.00% interest rate. Additionally, the mix of earning assets had an unfavorable impact on the yield on average earning assets as lower yielding interest-bearing deposits in banks increased from 5% to 13% of average earning assets.

Noninterest income decreased $189 thousand, or 8%, to $2.2 million compared to the same period of 2019. Service charges on deposits decreased $200 thousand, or 27%, to $553 thousand, and ATM and check card fees decreased $78 thousand, or 12%, to $576 thousand. The decrease in service charges on deposits resulted from a reduction in overdraft fee income, which management believes was a result of the significant increase in deposit balances and a decrease in consumer spending. ATM and check card fees decreased primarily from the timing of an annual incentive payment from the Company’s check card processing vendor, which was received in the fourth quarter of 2019.  These decreases were partially offset by wealth management fees, which increased $102 thousand, or 21%, from a higher amount of assets under management.

Noninterest expense increased $90 thousand, or 2%, to $5.9 million, compared to the same period one year ago. The increase was primarily attributable to a $158 thousand increase in FDIC assessment expense. This was partially offset by a $105 thousand decrease in other operating expense, which resulted from lower amounts of fraud losses on check cards, dues and subscriptions, employee training expense, and loan servicing costs.

PERFORMANCE ANALYSIS OF THE TWELVE-MONTH PERIOD

Net interest income increased $1.5 million, or 5%, to $29.5 million for the year ending December 31, 2020, compared to the same period of 2019. The increase resulted from a $1.5 million, or 31%, decrease in total interest expense. Total interest and dividend income was unchanged at $32.9 million. The net interest margin decreased 38 basis points to 3.50%. The decrease in the net interest margin was offset by growth in average earning assets of $118.8 million, or 16%.

The decrease in total interest expense resulted primarily from a $1.5 million decrease in interest expense on deposits, which was attributable to reduced interest rates paid on deposits. The impact of a $63.4 million or 13%, increase in average interest-bearing deposits was offset by a 36-basis point decrease in the cost of interest-bearing deposits. A 49-basis point reduction of the cost of interest-bearing checking accounts and a 77-basis point reduction of the cost of money market accounts made the largest contributions to the decrease in interest expense.

Total interest and dividend income remained unchanged from a $118.8 million, or 16%, increase in average earning assets, which was offset by a 65-basis point decrease in the yield on earning assets. The decrease in the yield on earning assets resulted from a 25-basis point decrease in the yield on securities, a 41-basis point decrease in the yield on loans, and a 175-basis point decrease in the yield on interest-bearing deposits in banks. The loan yield was negatively impacted by PPP loans earning a 1.00% interest rate. Additionally, the mix of earning assets had an unfavorable impact on the yield on average earning assets as lower yielding interest-bearing deposits in banks increased from 3% to 10% of average earning assets.

Noninterest income decreased $327 thousand, or 4%, to $8.2 million, compared to the same period of 2019, primarily from a $898 thousand, or 31%, decrease in service charges on deposits. The decrease in service charges on deposits was attributable to lower overdraft fee income, which is believed to be a result of the significant increase in deposit balances and a decrease in consumer spending. This decrease was partially offset by a $340 thousand, or 18%, increase in wealth management fees, which resulted from higher amounts of assets under management.

Noninterest expense decreased $532 thousand, or 2%, to $23.8 million, compared to the same period one year ago. The decrease was primarily attributable to a $296 thousand, or 45%, decrease in marketing expense and a $431 thousand decrease in other operating expense, which resulted from lower amounts of fraud losses on check cards, dues and subscriptions, employee training expense, and loan servicing costs.

ASSET QUALITY/LOAN LOSS PROVISION

There was a recovery of loan losses of $200 thousand for the fourth quarter of 2020, which was attributable to a decrease in the general reserve and specific reserve components of the allowance for loan losses. The decrease in the general reserve resulted from a decrease in loan balances during the quarter and a favorable change in asset quality. Net charge-offs totaled $92 thousand for the quarter compared to $228 thousand for the same period one year ago. The allowance for loan losses totaled $7.5 million, or 1.19% of total loans at December 31, 2020. Excluding PPP loans, the allowance for loan losses totaled 1.32% of total loans. Provision for loan losses totaled $250 thousand for the same period of 2019 and the allowance for loan losses totaled $4.9 million, or 0.86% of total loans at December 31, 2019.

For the year ended December 31, 2020, provision for loan losses totaled $3.0 million and resulted from increases in the general and specific reserve components of the allowance for loan losses.  The increase in the general reserve resulted from the Bank’s observation of unfavorable changes in economic indicators and consideration of risks associated with modified loans that were negatively impacted by the pandemic. The specific reserve component of the allowance for loan losses increased from reserves placed on newly identified impaired loans. Net charge offs on loans also contributed to the provision for loan losses, which totaled $449 thousand for the year ending December 31, 2020, compared to $525 thousand for the prior year. Provision for loan losses totaled $450 thousand for the year ended December 31, 2019.

Loans 30 to 89 days past due and accruing totaled $996 thousand, or 0.16% of total loans at December 31, 2020 compared to $2.4 million, or 0.41% of total loans one year ago. Accruing substandard loans totaled $1.4 million at December 31, 2020 and $3.4 million at December 31, 2019. Nonperforming assets consisted only of non-accrual loans, which totaled $6.7 million, or 0.71% of total assets at December 31, 2020, compared to $1.5 million, or 0.18% of total assets one year ago.

FORWARD-LOOKING STATEMENTS

Certain information contained in this discussion may include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements relate to the Company’s future operations and are generally identified by phrases such as “the Company expects,” “the Company believes” or words of similar import. Although the Company believes that its expectations with respect to the forward-looking statements are based upon reliable assumptions within the bounds of its knowledge of its business and operations, there can be no assurance that actual results, performance or achievements of the Company will not differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Forward-looking statements involve a number of risks and uncertainties, including the rapidly changing uncertainties related to the COVID-19 pandemic and its potential adverse effect on the economy, our employees and customers, and our financial performance. For details on other factors that could affect expectations, see the risk factors and other cautionary language included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019, and other filings with the Securities and Exchange Commission.

ABOUT FIRST NATIONAL CORPORATION

First National Corporation (NASDAQ: FXNC) is the parent company and bank holding company of First Bank, a community bank that first opened for business in 1907 in Strasburg, Virginia. The Bank offers loan and deposit products and services through its website, www.fbvirginia.com, its mobile banking platform, a network of ATMs located throughout its market area, one loan production office, a customer service center in a retirement community, and 14 bank branch office locations located throughout the Shenandoah Valley, the central regions of Virginia and in the city of Richmond. In addition to providing traditional banking services, the Bank operates a wealth management division under the name First Bank Wealth Management. First Bank also owns First Bank Financial Services, Inc., which invests in entities that provide investment services and title insurance.

CONTACTS

Scott C. Harvard	M. Shane Bell
President and CEO	Executive Vice President and CFO
(540) 465-9121	(540) 465-9121
shavard@fbvirginia.com	sbell@fbvirginia.com

FIRST NATIONAL CORPORATION

Quarterly Performance Summary

(in thousands, except share and per share data)

	(unaudited)
	For the Quarter Ended
	December 31,	September 30,	June 30,	March 31,	December 31,
	2020	2020	2020	2020	2019
Income Statement
Interest income
Interest and fees on loans	$7,310	$7,568	$7,416	$7,203	$7,333
Interest on deposits in banks	31	25	16	118	163
Interest on securities
Taxable interest	567	575	636	670	627
Tax-exempt interest	163	152	151	151	156
Dividends	24	23	26	26	27
Total interest income	$8,095	$8,343	$8,245	$8,168	$8,306
Interest expense
Interest on deposits	$410	$541	$676	$962	$1,042
Interest on subordinated debt	160	160	91	90	91
Interest on junior subordinated debt	68	68	67	90	98
Total interest expense	$638	$769	$834	$1,142	$1,231
Net interest income	$7,457	$7,574	$7,411	$7,026	$7,075
Provision for (recovery of) loan losses	(200)	1,500	800	900	250
Net interest income after provision for (recovery of) loan losses	$7,657	$6,074	$6,611	$6,126	$6,825
Noninterest income
Service charges on deposit accounts	$553	$446	$348	$681	$753
ATM and check card fees	576	669	550	519	654
Wealth management fees	598	573	512	525	496
Fees for other customer services	216	323	237	207	181
Income from bank owned life insurance	124	131	99	115	123
Net gains on securities	2	38	—	—	1
Net gains on sale of loans	10	3	26	31	89
Other operating income	73	18	1	21	44
Total noninterest income	$2,152	$2,201	$1,773	$2,099	$2,341
Noninterest expense
Salaries and employee benefits	$3,212	$3,498	$3,022	$3,589	$3,193
Occupancy	422	433	409	402	415
Equipment	440	439	418	410	406
Marketing	112	63	74	106	128
Supplies	90	112	103	89	88
Legal and professional fees	310	262	301	279	311
ATM and check card expense	253	259	223	245	231
FDIC assessment	105	52	60	30	(53)
Bank franchise tax	161	162	161	153	136
Data processing expense	196	191	188	184	179
Amortization expense	24	33	42	52	61
Other real estate owned expense, net	—	—	—	—	1
Net losses (gains) on disposal of premises and equipment	(20)	—	—	(9)	14
Other operating expense	589	631	612	614	694
Total noninterest expense	$5,894	$6,135	$5,613	$6,144	$5,804
Income before income taxes	$3,915	$2,140	$2,771	$2,081	$3,362
Income tax expense	759	386	528	376	646
Net income	$3,156	$1,754	$2,243	$1,705	$2,716

FIRST NATIONAL CORPORATION

Quarterly Performance Summary

(in thousands, except share and per share data)

	(unaudited)
	For the Quarter Ended
	December 31,	September 30,	June 30,	March 31,	December 31,
	2020	2020	2020	2020	2019
Common Share and Per Common Share Data
Net income, basic	$0.65	$0.36	$0.46	$0.34	$0.55
Weighted average shares, basic	4,858,288	4,854,144	4,849,719	4,950,887	4,968,574
Net income, diluted	$0.65	$0.36	$0.46	$0.34	$0.55
Weighted average shares, diluted	4,861,208	4,854,649	4,849,719	4,955,970	4,972,535
Shares outstanding at period end	4,860,399	4,858,217	4,852,187	4,849,692	4,969,716
Tangible book value at period end	$17.47	$16.92	$16.63	$16.17	$15.50
Cash dividends	$0.11	$0.11	$0.11	$0.11	$0.09

Key Performance Ratios
Return on average assets	1.31%	0.74%	1.00%	0.85%	1.36%
Return on average equity	15.03%	8.52%	11.30%	8.72%	14.10%
Net interest margin	3.30%	3.41%	3.59%	3.77%	3.79%
Efficiency ratio (1)	61.00%	62.35%	60.34%	66.50%	60.50%

Average Balances
Average assets	$954,810	$944,390	$899,301	$806,609	$795,391
Average earning assets	904,511	889,127	836,741	755,173	745,721
Average shareholders’ equity	83,545	81,894	79,845	78,659	76,424

Asset Quality
Loan charge-offs	$165	$115	$176	$328	$281
Loan recoveries	73	96	88	78	53
Net charge-offs	92	19	88	250	228
Non-accrual loans	6,714	6,974	1,480	1,522	1,459
Other real estate owned, net	—	—	—	—	—
Nonperforming assets	6,714	6,974	1,480	1,522	1,459
Loans 30 to 89 days past due, accruing	996	885	1,094	2,901	2,372
Loans over 90 days past due, accruing	302	6	1	86	97
Troubled debt restructurings, accruing	—	—	4,313	—	—
Special mention loans	—	510	2,034	6,058	6,069
Substandard loans, accruing	1,394	3,804	8,616	4,368	3,410

Capital Ratios (2)
Total capital	$91,243	$89,155	$88,109	$86,849	$85,439
Tier 1 capital	84,032	81,883	81,813	81,265	80,505
Common equity tier 1 capital	84,032	81,883	81,813	81,265	80,505
Total capital to risk-weighted assets	15.82%	15.34%	15.20%	14.98%	14.84%
Tier 1 capital to risk-weighted assets	14.57%	14.09%	14.11%	14.02%	13.99%
Common equity tier 1 capital to risk-weighted assets	14.57%	14.09%	14.11%	14.02%	13.99%
Leverage ratio	8.80%	8.67%	9.08%	10.08%	10.13%

FIRST NATIONAL CORPORATION

Quarterly Performance Summary

(in thousands, except share and per share data)

	(unaudited)
	For the Quarter Ended
	December 31,	September 30,	June 30,	March 31,	December 31,
	2020	2020	2020	2020	2019
Balance Sheet
Cash and due from banks	$13,115	$13,349	$17,717	$30,551	$9,675
Interest-bearing deposits in banks	114,182	108,857	90,562	17,539	36,110
Securities available for sale, at fair value	140,225	117,132	123,193	128,660	120,983
Securities held to maturity, at amortized cost	14,234	15,101	16,211	17,086	17,627
Restricted securities, at cost	1,875	1,848	1,848	1,848	1,806
Loans held for sale	245	—	170	621	167
Loans, net of allowance for loan losses	622,429	640,591	645,220	576,283	569,412
Premises and equipment, net	19,319	19,548	19,792	19,619	19,747
Accrued interest receivable	2,717	3,156	3,863	2,124	2,065
Bank owned life insurance	17,916	17,792	17,661	17,562	17,447
Core deposit intangibles, net	19	43	76	118	170
Other assets	4,656	5,316	5,777	4,401	4,839
Total assets	$950,932	$942,733	$942,090	$816,412	$800,048

Noninterest-bearing demand deposits	$263,229	$256,733	$253,974	$197,662	$189,623
Savings and interest-bearing demand deposits	479,035	480,017	470,764	407,555	399,255
Time deposits	100,197	101,645	114,277	115,410	117,564
Total deposits	$842,461	$838,395	$839,015	$720,627	$706,442
Subordinated debt	9,991	9,987	9,982	4,987	4,983
Junior subordinated debt	9,279	9,279	9,279	9,279	9,279
Accrued interest payable and other liabilities	4,285	2,816	3,026	3,001	2,125
Total liabilities	$866,016	$860,477	$861,302	$737,894	$722,829

Preferred stock	$—	$—	$—	$—	$—
Common stock	6,075	6,073	6,065	6,062	6,212
Surplus	6,151	6,081	5,967	5,899	7,700
Retained earnings	69,292	66,670	65,451	63,741	62,583
Accumulated other comprehensive income, net	3,398	3,432	3,305	2,816	724
Total shareholders’ equity	$84,916	$82,256	$80,788	$78,518	$77,219
Total liabilities and shareholders’ equity	$950,932	$942,733	$942,090	$816,412	$800,048

Loan Data
Mortgage loans on real estate:
Construction and land development	$27,328	$27,472	$31,981	$40,279	$43,164
Secured by farmland	521	533	872	888	900
Secured by 1-4 family residential	235,814	234,198	234,188	230,980	229,438
Other real estate loans	246,362	249,786	247,623	240,486	235,655
Loans to farmers (except those secured by real estate)	637	1,120	711	1,221	1,423
Commercial and industrial loans (except those secured by real estate)	109,201	124,157	123,995	54,287	48,730
Consumer installment loans	6,458	7,378	8,401	9,505	10,400
Deposit overdrafts	143	194	170	238	374
All other loans	3,450	3,530	3,575	3,983	4,262
Total loans	$629,914	$648,368	$651,516	$581,867	$574,346
Allowance for loan losses	(7,485)	(7,777)	(6,296)	(5,584)	(4,934)
Loans, net	$622,429	$640,591	$645,220	$576,283	$569,412

FIRST NATIONAL CORPORATION

Quarterly Performance Summary

(in thousands, except share and per share data)

	(unaudited)
	For the Quarter Ended
	December 31,	September 30,	June 30,	March 31,	December 31,
	2020	2020	2020	2020	2019
Reconciliation of Tax-Equivalent Net Interest Income
GAAP measures:
Interest income – loans	$7,310	$7,568	$7,416	$7,203	$7,333
Interest income – investments and other	785	775	829	965	973
Interest expense – deposits	(410)	(541)	(676)	(962)	(1,042)
Interest expense – subordinated debt	(160)	(160)	(91)	(90)	(91)
Interest expense – junior subordinated debt	(68)	(68)	(67)	(90)	(98)
Total net interest income	$7,457	$7,574	$7,411	$7,026	$7,075
Non-GAAP measures:
Tax benefit realized on non-taxable interest income – loans	$8	$8	$8	$10	$10
Tax benefit realized on non-taxable interest income – municipal securities	43	41	40	40	41
Total tax benefit realized on non-taxable interest income	$51	$49	$48	$50	$51
Total tax-equivalent net interest income	$7,508	$7,623	$7,459	$7,076	$7,126

FIRST NATIONAL CORPORATION

Year-to-Date Performance Summary

(in thousands, except share and per share data)

	(unaudited)
	For the Year Ended
	December 31,	December 31,
	2020	2019
Income Statement
Interest income
Interest and fees on loans	$29,497	$28,958
Interest on deposits in banks	190	503
Interest on securities
Taxable interest	2,448	2,705
Tax-exempt interest	617	628
Dividends	99	103
Total interest income	$32,851	$32,897
Interest expense
Interest on deposits	$2,589	$4,104
Interest on federal funds purchased	—	1
Interest on subordinated debt	501	360
Interest on junior subordinated debt	293	420
Interest on other borrowings	—	2
Total interest expense	$3,383	$4,887
Net interest income	$29,468	$28,010
Provision for loan losses	3,000	450
Net interest income after provision for loan losses	$26,468	$27,560
Noninterest income
Service charges on deposit accounts	$2,028	$2,926
ATM and check card fees	2,314	2,330
Wealth management fees	2,208	1,868
Fees for other customer services	983	686
Income from bank owned life insurance	469	456
Net gains on securities	40	1
Net gains on sale of loans	70	170
Other operating income	113	115
Total noninterest income	$8,225	$8,552
Noninterest expense
Salaries and employee benefits	$13,321	$13,567
Occupancy	1,666	1,652
Equipment	1,707	1,645
Marketing	355	651
Supplies	394	338
Legal and professional fees	1,152	1,086
ATM and check card expense	980	897
FDIC assessment	247	45
Bank franchise tax	637	538
Data processing expense	759	705
Amortization expense	151	302
Other real estate owned expense, net	—	1
Net losses (gains) on disposal of premises and equipment	(29)	14
Other operating expense	2,446	2,877
Total noninterest expense	$23,786	$24,318
Income before income taxes	$10,907	$11,794
Income tax expense	2,049	2,238
Net income	$8,858	$9,556

FIRST NATIONAL CORPORATION

Year-to-Date Performance Summary

(in thousands, except share and per share data)

	(unaudited)
	For the Year Ended
	December 31,	December 31,
	2020	2019
Common Share and Per Common Share Data
Net income, basic	$1.82	$1.92
Weighted average shares, basic	4,878,139	4,964,832
Net income, diluted	$1.82	$1.92
Weighted average shares, diluted	4,880,266	4,967,932
Shares outstanding at period end	4,860,399	4,969,716
Tangible book value at period end	$17.47	$15.50
Cash dividends	$0.44	$0.36

Key Performance Ratios
Return on average assets	0.98%	1.23%
Return on average equity	10.92%	13.19%
Net interest margin	3.50%	3.88%
Efficiency ratio (1)	62.52%	65.28%

Average Balances
Average assets	$901,216	$776,933
Average earning assets	846,663	727,904
Average shareholders’ equity	81,093	72,451

Asset Quality
Loan charge-offs	$784	$884
Loan recoveries	335	359
Net charge-offs	449	525

Reconciliation of Tax-Equivalent Net Interest Income
GAAP measures:
Interest income – loans	$29,497	$28,958
Interest income – investments and other	3,354	3,939
Interest expense – deposits	(2,589)	(4,104)
Interest expense – federal funds purchased	—	(1)
Interest expense – subordinated debt	(501)	(360)
Interest expense – junior subordinated debt	(293)	(420)
Interest expense – other borrowings	—	(2)
Total net interest income	$29,468	$28,010
Non-GAAP measures:
Tax benefit realized on non-taxable interest income – loans	$34	$40
Tax benefit realized on non-taxable interest income – municipal securities	164	167
Total tax benefit realized on non-taxable interest income	$198	$207
Total tax-equivalent net interest income	$29,666	$28,217

(1) The efficiency ratio is computed by dividing noninterest expense excluding other real estate owned income/expense, amortization of intangibles, and gains and losses on disposal of premises and equipment by the sum of net interest income on a tax-equivalent basis and noninterest income, excluding gains and losses on sales of securities.  Tax-equivalent net interest income is calculated by adding the tax benefit realized from interest income that is nontaxable to total interest income then subtracting total interest expense. The tax rate utilized in calculating the tax benefit is 21%. See the tables above for tax-equivalent net interest income and reconciliations of net interest income to tax-equivalent net interest income.  The efficiency ratio is a non-GAAP financial measure that management believes provides investors with important information regarding operational efficiency.  Such information is not prepared in accordance with U.S. generally accepted accounting principles (GAAP) and should not be construed as such.  Management believes; however, such financial information is meaningful to the reader in understanding operational performance, but cautions that such information not be viewed as a substitute for GAAP.

(2) All capital ratios reported are for First Bank.